Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

Hall of Fame Resort & Entertainment Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other (3)	50,888,826	(2)	$0.9353	$47,593,774.52	0.0000927	$4,411.94
Fees Previously Paid	N/A
Carry Forward Securities
Carry Forward Securities	N/A
	Total Offering Amounts						$47,593,774.52
	Total Fees Previously Paid						―		―
	Total Fee Offsets						―		―
	Net Fee Due								$4,411.94

(1)	Represents the shares of common stock, par value $0.0001 per share (“Common Stock”), of Hall of Fame Resort & Entertainment Company (the “Company”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder. Additionally, pursuant to Rule 416(b) under the Securities Act, if prior to the completion of the distribution of the shares of Common Stock registered under this registration statement all shares of Common Stock are combined by a reverse stock split into a lesser number of shares of Common Stock, the number of undistributed shares of Common Stock covered by this registration statement shall be proportionately reduced.

(2)	Consists of (i) 1,500,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), that may be issued upon exercise of warrants issued by us March 1, 2022 to purchase Common Stock at an exercise price of $1.50 per share of Common Stock (the “Series E Warrants”), (ii) 125,000 shares of Common Stock that may be issued upon exercise of warrants issued by us June 8, 2022 to purchase Common Stock at an exercise price of $1.50 per share of Common Stock (the “Series G Warrants”) and (iii) and 49,263,826 shares of Common Stock registered for sale by the selling stockholders named in this registration statement consisting of: (a) 22,665,921 shares of Common Stock issuable upon the conversion of the principal and accumulated but unpaid interest under the Term Loan Agreement, the Amended Assigned IRG Note, the Amended Assigned JKP Note, and the JKP Promissory Note (as such terms are defined in the registration statement); (b) 985,000 shares of Common Stock that were issued by the Company to the Selling Stockholders in private placements on March 1, 2022 and June 8, 2022; (c) 15,612,905 shares of Common Stock issuable upon the exercise of the Warrants (as defined in the registration statement); and (d) 10,000,000 shares of Common Stock issuable upon the conversion of the Series C Preferred Stock.

(3)	This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of our Common Stock on August 9, 2022, as reported on the Nasdaq Capital Market of $0.9353.